UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2010

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(610) 292-8364
 (Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2010, A. Brian Davis was appointed Vice President Finance, Chief Financial Officer and Treasurer of the Company. The press release announcing Mr. Davis’s appointment is attached to this report as an exhibit.

Mr. Davis, age 43, comes to Tengion after 15 years with Neose Technologies, Inc, a biopharmaceutical company using enzymatic technologies to develop improved protein therapeutics, most recently as its Senior Vice President and Chief Financial Officer. Mr. Davis holds a BS in Accounting from Trenton State College and an MBA from the Wharton School of the University of Pennsylvania, and is a Certified Public Accountant.

In connection with accepting the position with the Company, Mr. Davis has been granted an option to purchase 66,000 shares of the Company’s common stock at $3.67 per share, which will vest 25% on,  August 2, 2011, the one year anniversary date of the grant date and the balance of the shares will vest in a series of twelve (12) quarterly installments over the thirty six (36) month period measured from August 2, 2011, so long as Mr. Davis remains an employee of the Company or a subsidiary on such date.

Mr. Davis will receive an annual salary of $285,000, will be eligible for target annual incentive cash compensation in the amount of thirty five percent (35%) of his annual base salary and will be eligible for other short-term and long-term incentive awards in a manner typical with other executives of the Company.

There has been no transaction since May 31, 2009, or proposed transaction, to which the Company was or is to be a party in which Mr. Davis had a direct or indirect interest required to be disclosed under Item 404 of Regulation S−K. There are no family relationships between Mr. Davis and any other officer or director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: August 3, 2010	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Executive Director, Corporate Counsel & Secretary